CRANBROOK FUNDS
                             PLAN OF DISTRIBUTION
                   Pursuant to Rule 12b-1 Under the 1940 Act


         This is the written Plan of Distribution (the "Plan") of Cranbrook Funds (the "Fund"), adopted by the Trustees and shareholders of the Fund pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act").

Background

         The Fund is a no load, open-end, diversified management investment company, organized under the laws of Massachusetts pursuant to a Declaration of Trust dated November 30, 1994. The Fund is authorized by the Declaration of Trust to issue its shares of beneficial interest ("shares") in separate series, each series representing a distinct portfolio of investments for the benefit of the holders of shares in that series. The Fund has authorized two series of shares, the Cranbrook Money Market Fund and the Cranbrook Treasury Fund (the "Portfolios"). Each Portfolio has as its objective the providing of a high level of current income consistent with the preservation of capital and liquidity. Permitted investments for each Portfolio include securities issued by the U.S. Treasury, and, as to the Cranbrook Money Market Fund only, other securities of the U.S. Government and its agencies and instrumentalities, and bank and corporate debt obligations meeting specified investment quality criteria.

         On or about December 16, 1994 the Fund intends to file a registration statement on Form N-1A with the Securities and Exchange Commission, and intends to take further action to qualify the shares of each series for sale to the public in various states. Each Portfolio is a "money market fund" as that term is commonly used in the financial marketplace, and as such will be in competition with more than 400 funds having comparable investment objectives. The performance of each Portfolio and the benefits derived by the holders of shares of each Portfolio will be directly related to the yield per share produced by each Portfolio. Certain costs of the Fund are expected not to vary substantially with the size of the Portfolios. Such costs include the maintenance of computerized systems for the Fund's record keeping of investment securities and shareholder status, legal and accounting fees, and expenses in connection with filing various reports with Federal and state authorities. Other costs, such as the fees contemplated by the Advisory Agreement, are based on predetermined percentages of the Fund's average daily net assets, which percentages decrease as the Fund's net assets increase. This method of compensation is commonly used in money market funds with which the Fund will be in competition. The performance of the Fund and the return on the investment to shareholders will depend to some extent on the number of Portfolio shares outstanding, since the more shares outstanding the less will be each shareholder's portion of the fixed costs being incurred by the Fund.

Method of Distributing Shares

         The distribution of shares of each Portfolio shall be the exclusive responsibility of First of Michigan Corporation as provided in the Administration and Distribution Agreement (the "Agreement"), a copy of which is attached hereto. In addition to payments made under the Agreement, some part of which may be deemed to be allocable to services related to distribution of Fund shares, the Fund is expected to incur other expenses which may be deemed to relate to the distribution of its shares. While these costs are not primarily intended to result in the sale of shares of the Fund, it is recognized that the Rule is subject to a broad interpretation which could include such coats within its coverage. To the extent that such costs are deemed to be within scope of the Rule, it is the intention of the Fund that they be included as being authorized by this Plan.

The Administration and Distribution Agreement

         The Trustees have approved the Agreement with First of Michigan Corporation. Under the Agreement, First of Michigan Corporation is appointed administrator of the Fund, and as such is responsible for the day-to-day operation of the Fund, including receiving and processing purchase and redemption transactions for the Fund's shares. First of Michigan Corporation is also appointed distributor of shares of each Portfolio, and as such is the exclusive distributor and representative of the Fund in the distribution of such shares to investors. First of Michigan Corporation is authorized to enter into selected dealer agreements with securities dealers of its choice for the sale of shares, provided that the form of dealer agreement shall have been previously approved by the Fund.

         The Agreement provides that:

                 (a) It will continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by a vote of the Trustees, and of the Trustees who are not interested persons of the Fund and have no direct or indirect Financial interest in the operation of the Plan or in any agreements related to this Plan ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such continuance.

                 (b) First of Michigan Corporation shall provide the Trustees for their review at least quarterly a written report of the amounts expended under the Agreement (whether or not related to the distribution of Fund shares) and of other amounts expended by the Fund as authorized by this Plan, and the purpose for which such expenditures were made.

                 (c) It may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to First of Michigan Corporation.

                 (d) It shall automatically terminate in the event of its assignment.

         Neither this Plan nor the Agreement contemplate any restriction on the activities of First of Michigan Corporation in connection with its distributional activities, and First of Michigan Corporation is authorized to conduct any lawful activity in connection with the selling of shares of the Fund. First of Michigan Corporation has advised the Fund that a portion of its activities under the Agreement will consist of accepting orders for Fund shares, servicing existing shareholders' accounts, and other activities which are not commonly regarded as distributional activities. It is also expected, however, that First of Michigan Corporation will engage in the type of distributional activities contemplated by the Rule. First of Michigan Corporation's fee is based on a percentage of the average daily net assets of the Fund, and no allocation of such fee is made between distributional and non-distributional activities. The Trustees have concluded that it is impractical to determine what portion of the fees to be paid to First of Michigan Corporation will be for activity which comes within the ambit of the Rule and what portion of the fee will not be for such activities.

Distributional Expenditures Authorized

         The Fund is permitted by the Rule to engage "directly or indirectly in financing any activity which is primarily intended to result in the sale of shares issued by [the Fund], including, but not necessarily limited to, advertising, compensation of underwriters, dealers, and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature" (herein referred to as "distributional expenses"), provided, inter alia, that payments are made pursuant to a written plan describing all material aspects of the proposed financing of the distribution, and provided all agreements relating to the implementation of this Plan are in writing.

         The Trustees have concluded, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and Sections 36(a) and (b) of the Act, that the implementation of this Plan is reasonably likely to benefit the Fund and its shareholders.

         To the extent that any of the items listed below may be deemed to be a payment for the distribution of Fund shares as contemplated by the Rule, such payments are authorized under the Plan:

                 1. All fees of First of Michigan Corporation pursuant to the Agreement.

                 2. The cost of preparation, printing and mailing of all prospectuses.

                 3. The cost of preparation, printing and mailing of any proxy statements and proxies.

                 4. Any legal and accounting fees related to the preparation of any report, prospectus, proxy or proxy statement.

                 5. Fees and expenses incurred in connection with qualification of Fund shares in any jurisdiction.

                 6. Any fees and expenses in connection with registration of Fund shares under the Securities Act of 1933 and the 1940 Act, including any fees in connection with applications for orders or exemptions.

                 7. Fees for membership in any trade or other association, and expenses incurred in connection with attendance at meetings or other activities.

                 8. Any costs associated with the preparation or mailing of confirmations of shares issued or redeemed, and reports to shareholders of the status of their shareholdings.

Effectiveness and Continuation of the Plan

         This Plan shall become effective upon approval by a vote of the Trustees of the Fund and of the Independent Trustees cast in person at a meeting called for the purpose of voting on the Plan, and by at least a majority of the then outstanding shares of the Fund. Thereafter, this Plan shall, unless terminated as hereafter provided, continue in effect for one year from the date of its effectiveness and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trustees, and by the Independent Trustees, in person at a meeting called for the purpose of voting on such continuance.

Termination

         This Plan may be terminated at any time by a vote of the majority of the Independent Trustees or by a vote of the holders of a majority of the outstanding voting shares of the Fund.

Amendment

         Any amendment to this Plan shall be effective only if it is approved in accordance with the same requirements applicable to the initial effectiveness of this Plan.

Independent Trustees

         While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of such Independent Trustees.